 Geospatial Corporation S-1

Exhibit 10.18

PROMISSORY NOTE

$150,000	November 21, 2012

FOR VALUE RECEIVED, UNDERSIGNED GEOSPATIAL HOLDINGS, INC., a corporation organized under the laws of the State of Nevada (the “Borrower”), promises to pay to the order of Matthew F. Bensen, an individual residing in the Commonwealth of Virginia (the “Lender”), at such place as the Lender may from time to time designate in writing, the outstanding principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), with interest payable as hereinafter set forth. Principal shall be payable in lawful money which shall be legal tender in payment of all debts, public and private.

Interest shall accrue at an annual rate of ten percent (10%) of the unpaid principal sum based on a three hundred and sixty (360) day year. Principal and accrued interest shall be payable in a lump sum on or before February 1, 2013 (the “Due Date”). The Borrower may prepay the principal and accrued interest in whole or in part at any time. The Lender may, at any time, convert any part of the unpaid principal and accrued interest to shares of the Borrower’s Series B Convertible Preferred Stock (“Series B Stock”) at a price of $0.70 per share of Series B Stock.

Additional interest shall be payable as follows: If the principal and accrued interest are paid on or before January 2, 2013, the Borrower shall issue 42,857 shares of the Borrower’s Series B Stock to the Lender as additional interest. If the principal and accrued interest are paid after January 2, 2013 and on or before January 15, 2013, the Borrower shall issue 57,142 shares of the Borrower’s Series B Stock to the Lender as additional interest. If the principal and accrued interest are paid after January 15, 2013 and on or before the Due Date, the Borrower shall issue 71,428 shares of the Borrower’s Series B Stock to the Lender as additional interest.

In the event that the principal and accrued interest are not paid on the Due Date, the Borrower shall issue 2,142 shares of Series B Stock to the Lender per day until the principal and accrued interest paid.

Upon execution of this Note, the Lender shall execute a Preferred Stock and Warrant Purchase Agreement, and Form W-9. The Borrower shall issue a Form 1099 to the Lender consistent with its obligations under applicable law.

This Note shall be governed, construed and interpreted strictly in accordance with the laws of the State of Nevada.

The Borrower agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by Borrower or any successor or assign of Borrower on or with respect to this Note or which in any way relates, directly or indirectly, to the obligations of Borrower to Lender under this Note, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. Borrower hereby expressly waives any right to a trial by jury in any such suit, action or proceeding. Borrower acknowledges and agrees that this provision is a specific and material aspect of the agreement between the parties and that the Lender would not enter into the transaction with the Borrower if this provision were not part of their agreement.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provisions (or remaining part of the affected provision) of this Note, and the remaining provisions (or remaining part of the affected provision) of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Borrower waives presentment, protest and demand, notice of protest, notice of demand and of dishonor and of non-payment of this Note, and expressly agrees that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of Borrower.

WITNESS the signature and seal of Borrower as of the day and year first above written.

WITNESS:	GEOSPATIAL HOLDINGS, INC.

/s/ Thomas R. Oxenreiter	By:	/s/ Mark A. Smith (SEAL)
Mark A. Smith, President